259 Putnam Asset Allocation Funds Balanced Portfolio attachment
3/31/09 Semi annual


Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	32,331
Class B	 4,688
Class C	 3,149

72DD2 (000s omitted)

Class M	   725
Class R	   204
Class Y	 7,846

73A1

Class A	0.313
Class B	0.281
Class C	0.283

73A2

Class M	0.293
Class R	0.303
Class Y	0.324

74U1	(000s omitted)

Class A	99,168
Class B	15,515
Class C	10,887

74U2	(000s omitted)

Class M	 2,417
Class R	   668
Class Y	30,566

74V1

Class A	7.50
Class B	7.47
Class C	7.37

74V2

Class M	7.49
Class R	7.47
Class Y	7.51


Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.